Exhibit 16.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust III regarding the Prospectus and Statement of Additional Information of Manteio Managed Futures Strategy Fund and Manteio Multialternative Strategy Fund, each a series of Investment Manager Series Trust III.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 19, 2024